Exhibit 4.13

VIVINT SMART HOME, INC. DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of Certificate of Incorporation (as amended, the “Certificate of Incorporation”), our Bylaws (the “Bylaws”) and the warrant-related documents described herein. We urge to you read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

As of December 31, 2020, Vivint Smart Home, Inc. (the “Company”) had two classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $0.0001 par value (“Class A common stock”); and warrants to purchase a share of Class A common stock at a price of $11.50 per share (“Warrants”). The Warrants include warrants listed on the New York Stock Exchange (“NYSE”) under the symbol ‘VVNT WS” (“Public Warrants”) and warrants issued in a private placement (“Private Warrants”) in connection with the initial public offering of our predecessor, Mosaic Acquisition Corp. (“Mosaic”). Our Class A common stock is listed on the NYSE under the symbol “VVNT”.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 3,300,000,000 shares, consisting of (i) 300,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 3,000,000,000 shares of Class A common stock, par value $0.0001 per share.

As of December 31, 2020, there were outstanding 202,216,341 shares of Class A common stock, no shares of preferred stock outstanding, and 6,811,670 Warrants outstanding, consisting of 878,336 Public Warrants and 5,933,334 Private Warrants.

Class A Common Stock

Holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of the Company’s Class A common stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Company’s Class A common stock are be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Company’s Class A common stock do not have preemptive, subscription, redemption or conversion rights. The Class A common stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of the Company’s Class A common stock are subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes the Company’s Board of Directors (“Board”) to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by the holders of the Class A common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, including, without limitation:
•the designation of the series;

•the number of shares of the series, which the Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s Class A common stock might believe to be in their best interests or in which the holders of the Company’s Class A common stock might receive a premium for the Class A common stock over the market price of the common stock. Additionally, the issuance of preferred stock could adversely affect the rights of holders of the Company’s Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s Class A common stock. At present, we have no plans to issue any preferred stock.

Warrants

The Warrants are issued under the Warrant Agreement, dated September 26, 2017 between Continental Stock Transfer & Trust Company, as warrant agent and the Company, as the successor to Mosaic (the “Warrant Agreement”).

Pursuant to the Warrant Agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A common stock of the Company. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A common stock or other similar event), the Company will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to such holder. Each Warrant entitles the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as described in the Warrant Agreement.

No Warrant is exercisable and the Company is not obligated to issue shares of Class A common stock until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Warrant holder. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants is not effective (with a current prospectus relating thereto) within 60 business days from the completion of the merger between Maiden Merger Sub, Inc., a subsidiary of Mosaic, and Vivint Smart Home, Inc. (the “Merger”), or at any time thereafter, Warrant holders may, until such time as there is an effective registration statement, exercise Warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.

The exercise price and number of Class A common stock issuable on exercise of the Warrants may be adjusted in certain circumstances as described in the Warrant Agreement, including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. The Company is also permitted, in its sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that the Company provides at least 20 days prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Warrants may be exercised beginning on the date that is thirty (30) days after the date of the closing of the Merger so long as certain conditions set forth in the Warrant Agreement (including, without limitation, with respect to an effective registration statement) are satisfied. The Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Merger or (y) the redemption date as fixed by the Company pursuant to the Warrant Agreement, if the Company elects to redeem all Warrants as described below. Each outstanding Warrant not exercised on or before the expiration date will become void, and all rights under the Warrants and the Warrant Agreement will cease as of the expiration date.

Subject to certain exceptions for Private Warrants, the Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•at any time while the Warrants are exercisable and prior to their expiration,
•upon not less than 30 days’ prior written notice of redemption to each Warrant holder,
•if the reported last sale price of the shares of the Company’s Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders, and
•if there is an effective registration statement (and a current prospectus relating thereto) with respect to the Company’s Class A common stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

In addition, subject to certain exceptions for Private Warrants and certain qualifications for Public Warrants that are held by the Company’s officers and directors, the Company may call the Warrants for redemption, in whole and not in part, at a price equal to a specified number of Class A common stock per Warrant:

•commencing 90 days after the Warrants are exercisable and prior to their expiration,
•upon not less than 30 days’ prior written notice of redemption to each Warrant holder,
•if the reported last sale price of the shares of the Company’s Class A common stock equals or exceeds $10.00 per share on the trading day prior to the notice of redemption to Warrant holders, and
•if there is an effective registration statement (and a current prospectus relating thereto) with respect to the Company’s Class A common stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” Whether the Company will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the Warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

A Warrant holder will not have the rights or privileges of holders of Class A common stock and any voting rights with respect to the shares underlying any Warrants until they exercise such Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to such rights with respect to such shares of Class A common stock as provided by applicable law, the Company’s organizational documents and any other applicable agreement.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder (and his, her or its affiliates) would not be able to exercise their

Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A common stock outstanding.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 50% of the then-outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, the Company may lower the exercise price or extend the duration of the exercise period of the Warrants in accordance with the Warrant Agreement, without the consent of any holder.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The Company has not paid any cash dividends on its Class A common stock to date. Declaration and payment of any dividend in the future will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the indebtedness of the Company’s subsidiaries.

Annual Stockholder Meetings

The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock could be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

The Certificate of Incorporation provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. The Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

The Company has opted out of Section 203 of the DGCL; however, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” (as defined in the Certificate of Incorporation) with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662⁄3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that certain investment funds affiliated with The Blackstone Group Inc. (“Blackstone”), and their affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a director serving on a classified board may be removed by the stockholders only for cause. The Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when 313 Acquisition, LLC (“313 Acquisition”), certain stockholders of 313 Acquisition, Mosaic Sponsor, LLC, Fortress Mosaic Sponsor LLC (collectively, the “Stockholder Parties”) and their affiliates beneficially own in the aggregate, less than 30% of the total voting power of all outstanding shares of the Company’s stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, the Certificate of Incorporation also provides that that, subject to the rights granted to one or more series of preferred stock then outstanding and the rights granted pursuant to the stockholders agreement (the “Stockholders Agreement”) that the Company entered into with the Stockholder Parties, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors (other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that subject to the rights of the holders of preferred stock or those granted pursuant to the Stockholders Agreement, at any time when the Stockholder Parties and their affiliates beneficially own, in the aggregate, less than 30% of the total voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of preferred stock, by voting separately as a series or together with one or more series, as the case may be) (and not by the stockholders).
Quorum

The Bylaws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
Special Stockholder Meetings

The Certificate of Incorporation provides that special meetings of the Company’s stockholders may be called at any time only by or at the direction of the Board or the chairperson of the Board; provided, however, at any time when the Stockholder Parties and their affiliates beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of the Company’s stockholders shall also be called by or at the direction of the Board or the chairperson of the Board at the request of Blackstone and its affiliates. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted, unless the Company’s charter provides otherwise. The Certificate of Incorporation precludes stockholder action by any consent in lieu of a meeting at any time when the Stockholder Parties and their affiliates own, in the aggregate, less than 30% in voting power of the Company’s stock entitled to vote generally in the election of directors.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. So long as the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Company, any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that, so long as the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 662⁄3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 662⁄3% supermajority vote for stockholders to amend the Bylaws; and
•the provisions providing for a classified Board (the election and term of directors);
•the provisions regarding filling vacancies on the Board and newly created directorships;
•the provisions regarding resignation and removal of directors;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provisions regarding the election not to be governed by Section 203 of the DGCL;
•the provisions regarding competition and corporate opportunities; and
•the amendment provision requiring that the above provisions be amended only with an 662⁄3% supermajority vote.

The combination of the lack of cumulative voting and the supermajority voting requirements make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing the Board. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the Stockholder Parties or any of their affiliates or any non-employee directors will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that the Stockholder Parties or any of their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for the Company unless (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, the business opportunity is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) the business opportunity is one in which the Company has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Stockholders Agreement

Pursuant to the Stockholders Agreement that the Company entered into with the Stockholder Parties that became effective at the Closing, Blackstone has the right to designate nominees for election to the Company’s Board at any meeting of its stockholders. The number of Blackstone Designees (as defined in the Stockholders Agreement) will be equal to (a) a majority of the total number of directors in the event that 313 Acquisition, Blackstone and their respective affiliates (collectively, the “313 Acquisition Entities”) beneficially own in the aggregate 50% or more of the outstanding shares of Class A common stock, (b) 40% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 40%, but not 50% or more, of the outstanding shares of Class A common stock, (c) 30% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 30%, but not more than 40%, of the outstanding shares of Class A common stock, (d) 20% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 20%, but not more than 30%, of the outstanding shares of Class A common stock and (e) 10% of the total number of directors in the event that the 313 Acquisition Entities beneficially own in the aggregate more than 5%, but not more than 20% of the outstanding shares of Class A common stock.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by Fortress Mosaic Investor LLC to the Company’s Board (the “Fortress Designee”) so long as the Fortress Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A common stock the Fortress Holders own immediately following the consummation of the Merger; provided that the Fortress Designee must be an employee or principal of The SoftBank Vision Fund unless otherwise agreed in writing by the Blackstone Designator (as defined in the Stockholders Agreement) and the Company.

Under the Stockholders Agreement, the Company agreed to nominate one director designated by the Summit Designator (as defined in the Stockholders Agreement) to the Company’s Board so long as the Summit Holders (as defined in the Stockholders Agreement) beneficially own at least 50% of the shares of the Company’s Class A Common Stock they own immediately following the consummation of the Merger.

Registration Rights

313 Acquisition, certain stockholders of 313 Acquisition, Legacy Vivint Smart Home, Inc., Mosaic Sponsor, LLC, Fortress Mosaic Sponsor, LLC and certain other stockholders named therein are parties to a registration rights agreement dated as of September 15, 2019, which provides for customary “demand” and “piggyback” registration rights in respect of its Class A common stock for certain stockholders.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing of the Merger, the Company ceased to be a shell company and on January 24, 2020 the Company filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company.

Subject to the availability of Rule 144 for the resale of our securities, a person who has beneficially owned restricted shares of our Class A common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A common stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of shares of common stock then outstanding; or
•the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Class A common stock and Warrants is Continental Stock Transfer & Trust Company.